Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Constellation Brands, Inc.:

We consent to the incorporation by reference in the Pre-effective Amendment No. 1 to Registration Statement No. 333-110718 on Form S-3 of Constellation Brands, Inc. of our report dated April 7, 2004, except as to Note 21, which is as of August 4, 2004, with respect to the consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 29, 2004 and February 28, 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the Form 8-K of Constellation Brands, Inc., dated August 19, 2004 and to the reference to our firm under the heading "Experts" in the Pre-effective Amendment No. 1 to the Registration Statement to be filed on August 19, 2004.

Our report refers to our audit of the disclosures added and reclassifications and adjustments that were applied to restate the February 28, 2002 consolidated financial statements, which were applied to reflect the adoption of recent accounting pronouncements, a change in the Company's reportable segments, and an adjustment of stock-based compensation disclosures, as more fully described in Notes 1, 2, 5, 11 and 22 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the February 28, 2002 consolidated financial statements other than with respect to such disclosures, reclassifications and adjustments.


                                           /s/  KPMG LLP

Rochester, New York
August 19, 2004